Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the American Depositary Shares, each representing six ordinary shares, CHF 1.00 per share, nominal value CHF 1.00 per share, of Addex Therapeutics Ltd. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 14, 2022

Armistice Capital, LLC
By:	/s/ Steven Boyd
Steven Boyd
Managing Member
/s/ Steven Boyd
Steven Boyd